Exhibit 99.1

Viveve Secures $30 million Debt Financing with CRG

SUNNYVALE, CA -- (Marketwired) -- May 23, 2017 -- Viveve Medical, Inc. (“Viveve”) (NASDAQ: VIVE), a medical technology company focused on women's health, today announced that it has entered into a senior credit facility with affiliates of CRG LP to retire its existing credit facility and provide additional capital for the company.

The new credit facility consists of $20 million to be drawn at closing and the ability to access additional funding of up to an aggregate of $10 million for a total of $30 million based on the achievement of certain revenue and market capitalization milestones through June 30, 2018. The term of the loan is six years with the first four years being interest only.

“The support and confidence of a well-respected firm like CRG represents another level of validation for our global business and commercialization strategies. The funding from this financing further strengthens our balance sheet and provides additional capital to support the continued global expansion of our innovative technology,” said Patricia Scheller, chief executive officer and director of Viveve.

Scott Durbin, Viveve’s chief financial officer commented, “A partnership with a firm like CRG is a true testament to the strength of Viveve’s rapidly expanding market opportunities. This level of non-dilutive capital will further support our continued sales growth and success.”

"Viveve is in a unique position, offering the gold standard technology for vaginal indications around the world," said Luke Düster, managing director at CRG. "CRG looks forward to working with Viveve as they continue to build their global business operations and their product pipeline. Following our extensive due diligence, we believe Viveve’s clinically proven cryogen-cooled, monopolar radiofrequency (CMRF) technology has tremendous market potential in women’s health and that access to this credit facility will help the company achieve new levels of long-term value."

Armentum Partners acted as financial advisor to Viveve in conjunction with this financing.

For more information regarding the terms and conditions of the loan, please refer to Viveve’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About CRG

CRG is a premier healthcare-focused investment firm with more than $3.0 billion of assets under management across more than 45 portfolio companies. The firm seeks to commit between $20 to $300 million in each investment across the healthcare spectrum, including: medical devices, biopharmaceuticals, tools & diagnostics, services and information technology. CRG provides growth capital in the form of long-term debt and equity to support innovative, commercial-stage healthcare companies that address large, unmet medical needs. The firm partners with public and private companies to provide flexible financing solutions and world-class support to achieve exceptional growth objectives with minimal dilution. CRG maintains offices in Boulder, Houston and New York. For more information, please visit www.crglp.com.

About Viveve

Viveve Medical, Inc. is a women's health and wellness company passionately committed to advancing new solutions to improve women's overall well-being and quality of life.  The internationally patented Viveve® System, that delivers the GENEVEVE™ treatment, incorporates clinically-proven cryogen-cooled, monopolar radiofrequency (CMRF) energy-based technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate robust neocollagenesis in one 30-minute in-office session.

In the United States, the Viveve System is cleared by the FDA for general surgical procedures for electrocoagulation and hemostasis. Consistent with approvals in many countries internationally, Viveve is currently in the process of submitting an IDE to the FDA to conduct a pivotal study on use of the device in the United States for improvement in sexual function. For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

Viveve is a registered trademark of Viveve, Inc.

Geneveve is a trademark of Viveve, Inc.

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